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                                                                    EXHIBIT 99.2


[Reliant Resources, Inc. Logo]


  FOR FURTHER INFORMATION:     Sandy Fruhman - Media  (713) 497-3123
                               Dan Hannon - Investors (713) 497-6149


  FOR IMMEDIATE RELEASE:       February 20, 2003



                       RELIANT RESOURCES REACHES AGREEMENT
                            TO SELL EUROPEAN BUSINESS


HOUSTON, TX - Reliant Resources, Inc. (NYSE: RRI) announced today that it has entered into an agreement in principle under which Reliant Resources will sell its European business to nv Nuon, a Netherlands-based electricity distributor. Once the advice of the works council (Dutch trade employee organization) is received, the companies will execute a definitive stock purchase agreement, the terms of which have been agreed.

The approximately $1.3 billion (Euro1.2 billion) transaction includes cash receipts of approximately $1.2 billion (Euro1.1 billion) at closing and a contingent payment based on future dividends or liquidation proceeds of NEA, the former coordinating entity for the Dutch generation sector. The transaction is subject to Dutch and German competition approval and is expected to close in approximately six months. As a result of the sale, the company will recognize a loss of approximately $0.9 billion of which approximately $0.5 billion relates to impairment of goodwill, which will be recorded in 2002 results of operations. The remainder of the loss will be reflected in 2003 results of operations as a loss on sale. Excluding the loss, the transaction is expected to be accretive to the company's earnings per share.

Reliant Resources will pay off the Euro600 million bank term loan at Reliant Energy Capital Europe that matures in March 2003 with proceeds from the sale. Nuon will assume the debt at Reliant Energy Power Generation Benelux that matures in July 2003.

"We are pleased to have reached this agreement. The sale is an important step in reshaping the capital structure of the company," said Steve Letbetter, chairman and CEO. "It will increase our expected earnings per share going forward, it will meaningfully reduce our overall debt levels, and it will improve our liquidity by providing in excess of $500 million of cash after the repayment of associated debt."

Reliant Resources' European business includes approximately 3,500 megawatts of generating capacity in The Netherlands and commercial operations related to the generating assets.

Merrill Lynch & Co. and ABN Amro acted as financial advisors, and Clifford Chance acted as legal counsel to Reliant Resources.
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Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name. The company has approximately 21,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. and approximately 3,500 megawatts of power generation in operation in Europe. At the retail level, Reliant Resources provides a complete suite of energy products to electricity customers in Texas ranging from residences and small businesses to large commercial, institutional and industrial customers. For more information, visit our web site at www.reliantresources.com.



This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not strictly relate to historical or current facts. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ from those expressed or implied by forward-looking statements as a result of legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital and the results of financing and refinancing efforts, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the SEC. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.